EXHIBIT 99.4

FOR  IMMEDIATE  RELEASE:

                    GENUS REPORTS SECOND QUARTER 2001 RESULTS

SUNNYVALE, CALIF.-AUGUST 1, 2001-Genus, Inc. (Nasdaq: GGNS) reported financial results for its second quarter ended June 30, 2001. Net sales were $13.7 million, representing a 107 percent increase over the $6.6 million in net sales for the same quarter of 2000. Net loss for the second quarter was $853,000 or $0.04 per share, compared to a net loss of $2.1 million, or $0.11 per share in the same quarter of 2000. For the six months ending June 30, 2001, revenue was $28.0 million, 169 percent higher than the $10.4 million for the first six months of 2000. Net loss for the six months ending June 30, 2001 was $722,000 or $0.04 per share, compared to a net loss of $12.4 million or $0.66 per share for the same period in 2000.

"We see many positives in our performance even though we were not profitable this quarter," said Dr. William Elder, chairman and chief executive officer of Genus. "We had approximately $15 million in bookings and a book-to-bill ratio of 1.1, a figure well above the June industry average of 0.54. We also announced orders from two new customers which puts our customer count at seven."

As with many companies in the semiconductor equipment business, Genus has been affected by the severity of this downturn. However, the company still expects revenue growth for 2001 as Genus' advanced technology gains greater industry acceptance.

Dr. William Elder, along with Kenneth Schwanda, chief financial officer, will expand upon Genus' second quarter results during the scheduled conference call on Wednesday morning.

CONFERENCE  CALL  INFORMATION
Genus' Q2 conference call with financial analysts will be held at 8:00 a.m. Pacific Time on Wednesday, August 1, and will be simultaneously webcast to the public. The live webcast will be accessible at www.Genus.com or at
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www.companyboardroom.com.  Telephone  replay  of  the  call will be available at
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402-998-1375 shortly after the actual call and until 6:00 p.m. on Friday, August
3, 2001. An archived copy of the webcast will be available online until August 10, 2001.

FORWARD-LOOKING  STATEMENTS
This press release contains forward-looking statements regarding the company's future financial and business performance. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to: actual customer orders received by the company, the extent to which ALD technology is accepted by the marketplace, the timing of final acceptance of products by customers, and general conditions in the semiconductor equipment market and the economy in general. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

ABOUT  GENUS
Founded in 1981, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.


EXHIBIT  1
Genus,  Inc.  Condensed  Consolidated  Statement  of  Operations  (unaudited)

 [Omitted -- See Genus Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001]

EXHIBIT  2
Genus,  Inc.  Condensed  Consolidated  Balance  Sheets  (unaudited)

 [Omitted -- See Genus Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001]

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COMPANY  CONTACT:                              EDITORIAL  CONTACT:
Debra  Scott                                   Dave  Richardson
Genus,  Inc.                                   Positio
Tel:  (408) 747-7140 Ext. 1407                 Tel:  (650) 815-1006 Ext.108
dscott@genus.com                               dave@positiopr.com